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Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                   Three Months Ended
                                                       April 30,
                                               ---------------------------

                                                   2002           2001
                                               -----------    -----------

Net income                                     $    98,269    $   101,541
                                               ===========    ===========
Average shares outstanding                       8,913,947      8,879,241
Stock options:
 Total options                                     492,722        133,268
 Assumed treasury stock buyback                   (173,862)       (42,590)
Warrants assumed converted                            --             --
Convertible redeemable preferred
 stock assumed converted                              --             --
                                               -----------    -----------
Number of shares used in per
  common share computation                       9,232,807      8,969,919
                                               ===========    ===========

Basic net income per share of common stock
                                               $      0.01    $      0.01
                                               ===========    ===========
Diluted net income per share of common stock
                                               $      0.01    $      0.01
                                               ===========    ===========